Decent Holding Inc.

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

CERTIFICATE NUMBER

SHARES

NO PAR VALUE
ORDINARY SHARES

CUSIP NO.

THIS CERTIFIES THAT

* SPECIMEN *

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE ORDINARY SHARES NO PAR VALUE OF EACH OF

DECENT HOLDING INC.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303.662.1112

DINGXIN SUN
Chairman of the Board

Francis Zhang
CFO